Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We hereby consent to the incorporation by reference in the Registration Statements (No. 333-35087, No. 333-35165, No. 333-39153, No. 333-39249, No. 333-88438, No. 333-119355, No. 333-136488, No. 333-136489 and No. 333-136490) on Form S-8 and (No. 333-88478) on Form S-3 of Pioneer Natural Resources Company (the “Company”) and the related Prospectuses of the reference of Netherland, Sewell & Associates, Inc. in the Current Report on Form 8-K filed on January 14, 2008, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
January 14, 2008